Exhibit 10.1

WELBILT, INC.

EXECUTIVE SEVERANCE POLICY
1.Scope. This Welbilt, Inc. Executive Severance Policy (this “Policy”) applies to such officers and/or key employees of Welbilt, Inc. (the “Company”) as may be determined by the Compensation Committee (or its successor, the “Compensation Committee”) of the Board of Directors of the Company (the “Board”) from time to time (“Participants”). Each Participant will be designated by the Compensation Committee as either a Tier 1 Participant or Tier 2 Participant upon being included as a Participant, and the Company shall communicate such designation to the Participant and memorialize it in the records of the Company.
2.Purpose. The purpose of this Policy is to set forth the compensation and benefits, if any, that are due to a Participant upon the Participant’s termination of employment with the Company as described herein.
3.Definitions. Any capitalized term that is used, but not defined, in this Policy shall have the meaning set forth in this Section.
(a)    “Applicable Severance Period” means:

(i)	for payments pursuant to Section 5(a)(i)(A), a number of years, commencing on the date of a Participant’s termination of employment with the Company, equal to the Participant’s Salary Multiplier; and

(ii)	for payments pursuant to Section 5(a)(i)(B), a number of years, commencing on the date of a Participant’s termination of employment with the Company, equal to the Participant’s STIP Multiplier.
(b)    “Cause” means any of the following:

(i)	conviction of a Participant for, or entry of a plea of guilty or nolo contendere by the Participant with respect to, any felony or any crime involving an act of moral turpitude;

(ii)	the Participant engaging in any intentional act involving fraud or theft;

(iii)	unreasonable conduct by the Participant which is materially detrimental to the reputation, goodwill or business operations of the Company;

(iv)
willful neglect by the Participant of the Participant’s duties to the Company, or material breach by a Participant of the Participant’s duties to the Company, or intentional misconduct by a Participant in discharging such duties;

(v)
the Participant’s continued absence from the Participant’s duties without the consent of the Participant’s supervisor after receipt of notification from the Company, other than absence due to legally protected or permitted leave and/or bona fide illness or disability;

(vi)
the Participant’s failure or refusal to comply with the directions of the Chief Executive Officer of the Company or the Board or with the policies, standards and regulations of the Company, provided that such directions, policies, standards or regulations do not require the Participant (1) to take any action which is illegal or (2) to fail to take any action required by applicable law, regulations or licensing standards;

(vii)	intentional conduct, actions, or performance by the Participant that materially violates the Company’s policies concerning ethics or employee conduct;

(viii)
the Participant’s material breach of any of the restrictive covenants contained in an Agreement Regarding Confidential Information, Intellectual Property, Non-Solicitation of Employees and Non-Compete between the Participant and the Company; or

(ix)	the Participant’s material breach of a material agreement between the Company and the Participant;
provided, that the Company shall have delivered to the Participant a notice of termination that specifically identifies such grounds for termination for Cause and, separately, in the case of grounds pursuant to subsections (iii) through (ix), the Participant shall have failed to cure such circumstances within 30 days of receipt of such notice; or
(c)    “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.
(d)    “Code” means the Internal Revenue Code of 1986, as amended.
(e)    “Disability” means condition which prohibits a Participant from performing the Participant’s duties substantially in the manner the Participant is capable of performing them on the effective date of the Participant’s initial commencement of participation in this Policy, which cannot be removed by reasonable accommodations on the part of the Company, for sixty (60) days or more during any one-year period.
(f)    “Good Reason” means, without a Participant’s express written consent:

(i)	a material diminution in the Participant’s position or title, or the assignment of duties to the Participant that are materially inconsistent with the Participant’s positions or titles;

(ii)
a material diminution in the Participant’s base salary or incentive/bonus opportunities; provided, however, that across-the-board temporary salary reductions of ten percent (10%) or less similarly affecting other employees shall not constitute Good Reason;

(iii)	a change that would require the Participant to relocate to a primary office that is more than fifty (50) miles from the location of the Participant’s primary office;

(iv)	a material breach by the Company of any of its obligations under this Policy or a material agreement between the Company and the Participant; or

(v)
any successor to the Company or assignee fails or refuses to assume or replace with a materially equivalent substitute the Company's obligations under this Policy or any other material compensation or benefit arrangements between the Participant and the Company.

Notwithstanding the foregoing, no such event described above shall constitute Good Reason unless: (x) the Participant gives written notice to the Company specifying the condition or event relied upon for such termination within ninety (90) days of the initial existence of such event; (y) the Company fails to cure the condition or event constituting Good Reason within thirty (30) days following receipt of the Participant’s notice; and (z) the Participant actually terminates employment within ninety (90) days after the expiration of such cure period.
(g)    “Salary Multiplier” means the applicable multiplier set forth on Exhibit A that applies to a Participant’s Participation Tier in respect of a termination of the Participant’s employment under Section 5 of this Policy.
(h)    “STIP Multiplier” means the applicable multiplier set forth on Exhibit A that applies to a Participant’s Participation Tier in respect of a termination of the Participant’s employment under Section 5 of this Policy.
4.    Participation

(a)
In consideration of a Participant’s participation in this Policy, the Participant will devote substantially all of his or her business time, and best effort, skill and attention to the discharge of the Participant’s duties while employed by the Company. Notwithstanding the foregoing, a Participant shall be permitted to (i) manage the Participant’s personal, financial and legal affairs, (ii) serve on civic or charitable boards or committees and on family trusts and (iii) serve on boards of directors of other entities; provided, however, that such service will be permitted only to the extent the Participant provides notice of any contemplated service on such boards, committees or family trusts to the Board, the Board approves such service and such service does not substantially interfere with the Participant’s performance of the

Participant’s duties to the Company. The Participant will keep the Company apprised of any such boards, committees and family trusts on which the Participant serves. The Participant shall not act in any manner, directly or indirectly, which may damage the business of the Company or which would adversely affect the goodwill, reputation or business relations of the Company with its customers, the public generally or with any of its other employees. The Participant shall act in the best interest of the Company at all times.

(b)
Notwithstanding any term or provision of this Policy, at all times a Participant shall be employed by the Company on an “at will” basis, subject to termination as described herein. The Company shall have the right to terminate the Participant’s employment with or without Cause, at any time, and for any reason or no reason at all, upon written notice to the Participant, and the Participant may terminate the Participant’s employment with the Company, with or without Good Reason, at any time, upon written notice to the Company.

5.    Qualifying Termination.
(a)    Severance Benefits. If the Company terminates a Participant’s employment with the Company other than due to Cause, death or Disability, or if the Participant terminates the Participant’s employment with the Company for Good Reason (absent Cause), then the Participant shall be entitled to the following, subject to Section 5(b):

(i)
the following amounts in cash: (A) an amount equal in value to the Participant’s annual base salary at the time of termination of employment multiplied by the Salary Multiplier; and (B) an amount equal in value to the Participant’s target annual cash incentive compensation opportunity for the year of the termination of employment multiplied by the STIP Multiplier, in each case, payable in substantially equal biweekly installments with the Company’s regular payroll over the Applicable Severance Period (provided that the initial and final payments may be a greater or lesser amount so as to conform with the Company’s regular payroll period); provided, however, that any amounts that would be payable prior to the effectiveness of the Release Agreement shall be delayed until the Release Agreement is effective;

(ii)
an amount in cash equal in value to the product of (A) the annual cash incentive compensation that the Participant would have earned for the year of termination of employment based on actual performance if the Participant had remained employed through the end of such year multiplied by (B) a fraction, the numerator of which is the number of days the Participant was employed by the Company in the year of termination, and the denominator of which is 365 (the

“Prorata Annual Incentive,” and, together with the payments described in subsection (i), the “Severance Payments”), payable as soon as practicable after the Compensation Committee certifies the annual incentive performance for all employees for the year in which the termination of employment occurs, but no later than March 15 of the year following year in which the termination of employment occurs;

(iii)
if the Participant is eligible for and elects continued coverage under COBRA following the Participant’s termination of employment, the Company shall reimburse the Participant for 100% of the monthly COBRA cost upon receipt of proof of payment through the last day of the Participant’s COBRA continuation coverage period. The Participant understands it is the Participant’s sole obligation to make these COBRA payments on a monthly basis in order to continue the Participant’s health or dental insurance benefits and that failure by the Participant to make these payments timely may result in cessation of benefits. If the Participant obtains other employment which offers any of such insurance coverage, the Company’s obligation to reimburse the Participant for COBRA payments will be terminated. The Participant agrees to furnish promptly to the Company all documentation required and/or reasonably requested by the Company regarding subsequent benefit eligibility. Any period of continued post-employment medical plan coverage provided in accordance with this Policy shall count against the minimum period of coverage required by the medical continuation provisions of COBRA and any other applicable legislation; and

(iv)
with respect to equity awards: (A) any outstanding equity awards other than performance-based equity awards granted to the Participant by the Company prior to the year of termination of employment shall be deemed fully vested; (B) any outstanding performance-based equity awards granted to the Participant by the Company prior the year of termination of employment shall vest (if at all) based on actual performance determined at the end of the applicable performance period; and (C) unless otherwise provided by the Company, all outstanding equity awards granted to the Participant in the year of termination of employment shall be forfeited. The Participant shall have until the earlier of the expiration date of any unexercised option (including those for which the vesting date has been accelerated) or twenty-four (24) months from the termination of the Participant’s employment with the Company, to exercise any vested outstanding stock options granted to the Participant by the Company. Any stock options not exercised within twenty-four (24) months of the date of termination of the Participant’s employment with the Company (or, if earlier, by the original expiration date of the stock options) will be forfeited. Any equity awards other than stock options, stock appreciation rights and performance-based equity awards will be settled within 15 days of the date of the termination of the Participant’s employment, and any performance-based equity awards will be settled as soon as practicable following the end of the applicable performance period; provided, however, that, in each case, equity awards that vest in accordance with this subsection (iv) will be paid within the short-term deferral period for purposes of Section 409A of the Code unless otherwise required for purposes of compliance with Section 409A of the Code, if applicable.
(b)    Release. Before receiving the Severance Payments set forth in Section 5(a) above, and as a condition to receiving the same, the Participant shall sign and not revoke one or more customary releases of claims in favor of the Company and any of its subsidiaries and affiliates, including all claims of age and other discrimination (collectively, the “Release Agreement”), at such times and in such format and manners as reasonably requested by the Company. The Company will provide the Release Agreement to the Participant within fifteen (15) days after the Participant’s separation from service, and the Participant must sign the Release Agreement and provide it to the Company before the end of the consideration period set forth in the Release Agreement.
6.    Coordination with Other Arrangements. Notwithstanding anything herein to the contrary:
(a)    in the event that a Participant experiences a termination of employment that entitles the Participant to compensation or benefits under a Contingent Employment Agreement or other similar arrangement with the Company that provides for severance compensation or benefits primarily following or in connection with a “change in control” of the Company (a “CIC Severance Arrangement”), then the Participant shall not be entitled to any compensation or benefits under this Policy, and the Participant’s participation in this Policy shall immediately cease (and, for the avoidance of doubt, in no event shall there be any duplication of benefits between any such CIC Severance Arrangement and this Policy); and
(b)    if, (i) at the time of becoming a Participant in this Policy, a Participant has in effect a CIC Severance Arrangement or any other agreement or arrangement with the Company that entitles the Participant to compensation or benefits (whether or not in connection with a “change in control” of the Company) upon a termination of employment (in each case, an “Other Severance Arrangement”), (ii) such Participant becomes entitled to compensation or benefits under this Policy, and (iii) the time and form of the payments under this Policy would result in tax penalties under Section 409A of the Code, then, to the extent necessary to avoid tax penalties under Section 409A of the Code, any amounts owed pursuant to this Policy shall instead be paid (to the extent possible) at the time and in the manner provided for in such Other Severance Arrangement.
7.    Termination for Cause. Upon a termination of a Participant’s employment by the Company for Cause, the Company shall have no further obligation under this Policy with respect to such Participant and payment of all compensation to the Participant shall cease immediately, except for any payment of compensation accrued but unpaid through the date of such termination for Cause. By participating in this Policy, a Participant acknowledges that the Participant’s compensation may also be subject to any clawback provisions (whether now in effect or adopted after the Effective Date) required by law, rule, regulation or Company policy consistent with any law, rule or regulation.
8.    Voluntary Termination. If a Participant’s employment is terminated other than as described in Sections 5 and 7, the Company shall pay the Participant his or her (a) accrued but unpaid base salary through the date of termination, (b) any vacation that is payable pursuant to Company policy and (c) earned but unpaid annual incentive compensation for the most recently completed fiscal year, to the extent provided for under the applicable annual incentive plan or policy. Any accrued salary and vacation time shall be payable by the next normal payroll date following the date of the Participant’s termination of employment, and any annual incentive compensation shall be payable in accordance with the terms of the applicable annual incentive plan or policy. Except for the benefits stated in this Section 8, the Participant’s participation in all benefit plans, programs and arrangements of the Company shall cease as of the date of the Participant’s termination of employment and otherwise be governed by the terms of the plans, programs or arrangements, if any, governing such benefits.
9.    Restrictive Covenants.
(a)    Restrictive Covenants Agreement. By participating in this Policy, a Participant reaffirms the Participant’s obligations under the Agreement Regarding Confidential Information, Intellectual Property, Non‑Solicitation of Employees and Non-Compete.
(b)    Non-Disparagement. By participating in this Policy, a Participant agrees that the Participant shall not at any time make, encourage or support any false, misleading or disparaging statement about the Company, including its products, Board, management, employees, and/or customers.
(c)    Acknowledgment. Nothing in this Policy prevents a Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations. Furthermore, no Company policy or individual agreement between the Company and a Participant shall prevent a Participant from providing information to government authorities regarding possible legal violations, participating in investigations, testifying in proceedings regarding the Company’s past or future conduct, engaging in any future activities protected under the whistleblower statutes administered by any government agency (e.g., EEOC, NLRB, SEC, etc.), or receiving a monetary award from a government-administered whistleblower award program for providing information directly to a government agency. The Company nonetheless asserts and does not waive its attorney-client privilege over any information appropriately protected by privilege.

10.    Tax Matters.
(a)    The payments and benefits provided hereunder will be subject to all applicable federal, state and other governmental withholdings.
(b)    To the extent applicable, it is intended that all of the benefits and payments under this Policy satisfy, to the greatest extent possible and to the extent applicable, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Policy will be construed to the greatest extent possible as consistent with those provisions. If not so exempt, this Policy (and any definitions hereunder) will be construed in a manner that complies with Section 409A of the Code, and incorporates by reference all required definitions and payment terms. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), a Participant’s right (if any) to receive any installment payments under this Policy (whether reimbursements or otherwise) will be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder will at all times be considered a separate and distinct payment. In order to facilitate compliance with Section 409A of the Code, the Company and the Participant shall neither accelerate nor defer or otherwise change the time at which any payment due under this Policy is to be made and the Participant shall not be considered to have had a termination of employment until the Participant is considered to have had a separation from service within the meaning of Section 409A of the Code.
(c)    Notwithstanding anything herein to the contrary, if, as of the date of a Participant’s separation from service (i) the Participant is a “specified employee” as determined under Section 409A of the Code, then any portion of the severance compensation provided for herein that is subject to and not exempt from Section 409A of the Code and that would otherwise be payable within the first six (6) months following such separation from service shall be delayed until the first regular payroll date of the Company following the six (6) month anniversary of the Participant’s separation from service to the extent required for compliance with Section 409A of the Code or (ii) the Participant is not a “specified employee” as determined under Section 409A of the Code or such delay is otherwise not required for compliance with Section 409A of the Code, then any portion of the Severance Payment that is subject to and not exempt from Section 409A of the Code and that would be otherwise payable within the first ninety (90) days after the Participant’s separation from service shall be paid ninety (90) days after the Participant’s separation from service (and not promptly following the effectiveness of the Release Agreement).
(d)    Notwithstanding any provision of this Policy to the contrary, to the extent any reimbursement or in-kind benefit provided under this Policy is nonqualified deferred compensation within the meaning of Section 409A of the Code: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; (ii) the reimbursement of an eligible expense must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(e)    Notwithstanding any provision of this Plan to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Policy as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on the Participant or for the Participant’s account in connection with this Plan (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold the Participant harmless from any or all of such taxes or penalties.
11.    Amendments. This Policy may be amended or terminated at any time by the Compensation Committee; provided, however, that no such amendment or termination may adversely affect any Participant without the Participant’s prior written consent unless the Company provides 12 months’ written notice of such amendment or termination to any adversely affected Participant.
12.    Governing Law. This Policy and all compensation and benefits and actions taken hereunder will be governed by and construed in accordance with the internal substantive laws of the State of Florida without giving effect to any conflicts of law provisions. By Participating in this Policy, a Participant also agrees that any action or suit brought by any party to enforce or adjudicate the rights of the Company and the Participant to and under this Policy shall be brought in the Circuit Court for Hillsborough County, Florida, such Court being the sole, exclusive, and mandatory venue and jurisdiction for any disputes between the Company and the Participant arising from or relating to this Policy. If any action is filed, by any party, relating to a breach of this Policy and/or enforcement of this Policy, the Participant expressly agrees and consents to jurisdiction in the Circuit Court for Hillsborough County, Florida and waives any claim that the Circuit Court for Hillsborough County, Florida is an inconvenient forum.
13.    Effective Date/Termination. This Policy is effective as of December 11, 2018 (the “Effective Date”), and supersedes all prior understandings, agreements or representations, written or oral, with respect to the subject matter herein with respect to Participants, other than any effective CIC Severance Arrangements and Other Severance Arrangements.
14.    Miscellaneous Provisions.
(a)    Notices. All notices, requests, demands, or other communications under this Policy shall be in writing and shall be deemed to be duly given by a Participant only if provided to the Company’s General Counsel, and shall be deemed to be duly given by the Company to the Participant only if provided by mail, email, mail or nationally or internationally recognized carrier to the Participant at the Participant’s address as shown in the Company’s records.
(b)    Interpretation. The language in all parts of this Policy shall in all cases be construed according to its fair meaning, and not strictly for or against the Company or a Participant. In this Policy, unless the context otherwise requires, the masculine, feminine and neuter genders and the singular and the plural include one another.

(c)    Non-Waiver of Rights and Breaches. No failure or delay of the Company or a Participant in the exercise of any right given to the Company or the Participant under this Policy shall constitute a waiver unless the time specified for the exercise of such right has expired, nor shall any single or partial exercise of any right preclude other or further exercise thereof or of any other right. The waiver by the Company or the Participant of any default of the Company or the Participant, as applicable, shall not be deemed to be a waiver of any subsequent default or other default by the Company or the Participant, as applicable.
(d)    Attorneys’ Fees. In the event that a Participant or the Company brings any proceeding or any legal action to enforce the terms of this Policy, each of the Company and the Participant shall bear its own attorneys’ fees and costs in connection with such proceeding or legal action.
(e)    Successors and Assigns. If the Company sells, assigns or transfers all or substantially all of its business, assets or earning power to any person, or if the Company merges into or consolidates or otherwise combines with any person which is a continuing or successor entity, then the Company shall assign all of its right, title and interest in this Policy as of the date of such event to the person which is either the acquiring or successor corporation, and such person(s) shall assume and perform from and after the date of such assignment all of the terms, conditions and provisions imposed by this Policy upon the Company. In case of such assignment by the Company and of assumption and agreement by such person(s), all further rights as well as all other obligations of the Company under this Policy thenceforth shall cease and terminate. All rights of a Participant hereunder shall inure to the benefit of the Participant and his heirs and personal representatives. Other than as specifically provided in this Section 14(e), neither the Company nor the Participant may assign any rights or obligations hereunder without the express written consent of the Participant or the Company, respectively.
(f)    Top Hat Plan. This Policy is intended to be a “top hat” plan maintained primarily for a group of management or highly compensation employees.
(g)    Severability. If any provision of this Policy is or becomes invalid or unenforceable in any jurisdiction, or would disqualify this Policy or any compensation under this Policy under any law deemed applicable by the Compensation Committee, such provision will be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Compensation Committee, it will be stricken and the remainder of this Policy will remain in full force and effect.

Exhibit A
Termination Multipliers

Participation Tier	Salary Multiplier	STIP Multiplier
1	2	1
2	1	1